SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(b)

(Amendment No. 3)*

Cross Country Healthcare, Inc.
(Name of Issuer)

Common Stock, Par Value $0.0001 per Share
(Title of Class of Securities)

22748P105
(CUSIP Number)

December 31, 2004
(Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1734 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22748P105	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MORGAN STANLEY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 554,668
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 554,668
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 554,668
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MORGAN STANLEY VENTURE CAPITAL III, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 435,209
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 435,209
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 435,209
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON CO, IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MORGAN STANLEY VENTURE PARTNERS III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 435,209
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 435,209
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 435,209
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON OO, IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MORGAN STANLEY VENTURE PARTNERS III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 381,845
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 381,845
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 381,845
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MORGAN STANLEY VENTURE INVESTORS III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 36,668
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 36,668
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,668
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) THE MORGAN STANLEY VENTURE PARTNERS ENTREPRENEUR FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 16,696
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 16,696
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,696
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSDW CAPITAL PARTNERS IV, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 119,459 – See Item 4
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 119,459 – See Item 4
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,459 – See Item 4
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% – See Item 4
12	TYPE OF REPORTING PERSON CO, IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSDW CAPITAL PARTNERS IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 119,459 – See Item 4
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 119,459 – See Item 4
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,459 – See Item 4
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% – See Item 4
12	TYPE OF REPORTING PERSON OO, IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 119,459
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 119,459
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,459
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     Cross Country Healthcare, Inc. (the “Company”)

Item 1(b). Address of Issuer’s Principal Executive Offices:

     6551 Park of Commerce Blvd, N.W., Boca Raton, Florida 33487

Item 2(a). Name of Person Filing:

     This statement is filed on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1734, as amended (the “Exchange Act”), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Morgan Stanley (“MS”)
Morgan Stanley Venture Capital III, Inc. (“MSVC III, Inc.”)
Morgan Stanley Venture Partners III, L.L.C. (“MSVP III, L.L.C.”)
Morgan Stanley Venture Partners III, L.P. (“MSVP III, L.P.”)
Morgan Stanley Venture Investors III, L.P. (“MSVI III, L.P.”)
The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (the “Entrepreneur Fund”)
MSDW Capital Partners IV, Inc. (“MSDWCP IV, Inc.”)
MSDW Capital Partners IV, LLC (“MSDWCP IV, LLC”)
Morgan Stanley Dean Witter Capital Investors IV, L.P. (“MSDWCPI IV, L.P.”)

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of MS, MSVC III, Inc., MSVP III, L.L.C., MSVP III, L.P., MSVI III, L.P., the Entrepreneur Fund, MSDWCP IV, Inc., MSDWCP IV, LLC and MSDWCPI IV, L.P. is:

     1585 Broadway
     New York, New York 10036

Item 2(c). Citizenship:

     The citizenship of MS, MSVC III, Inc., MSVP III, L.L.C., MSVP III, L.P., MSVI III, L.P., the Entrepreneur Fund, MSDWCP IV, Inc., MSDWCP IV, LLC and MSDWCPI IV, L.P. is Delaware.

Item 2(d). Title of Class of Securities:

     This statement relates to the Company’s Common Stock, par value $0.0001 per share (the “Shares”).

Item 2(e). CUSIP Number:

     22748P105

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

Item 4. Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person’s name in the table in Item 4(c) below.

     (a)  Amount beneficially owned:

     As of December 31, 2004: (i) MSVP III, L.P. owned directly 381,845 Shares; (ii) MSVI III, L.P. owned directly 36,668 Shares; (iii) the Entrepreneur Fund owned directly 16,696 Shares; and (iv) MSDWCPI IV, L.P. owned directly 119,459 Shares.

     MSVP III, L.L.C. is the general partner of MSVP III, L.P., MSVI III, L.P. and the Entrepreneur Fund (collectively, “Funds III”), and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all Shares held by Funds III. MSVC III, Inc. is the institutional managing member of MSVP III, L.L.C., and, as such, shares, together with the remaining managing members, the power to direct the actions of MSVP III, L.L.C. MS, as the sole shareholder of MSVC III, Inc., controls the actions of MSVC III, Inc. Therefore, each of MS, MSVP III, L.L.C. and MSVC III, Inc. may be deemed to have beneficial ownership of the 435,209 Shares held collectively by Funds III.

     MSDWCP IV, LLC is the general partner of MSDWCPI IV, L.P. MSDWCP IV, Inc. is the institutional managing member of MSDWCP IV, LLC. MS, as the sole shareholder of MSDWCP IV, Inc., controls the actions of MSDWCP IV, Inc. By virtue of these relationships, each of MS, MSDWCP IV, Inc. and MSDWCP IV, LLC may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of all Shares held by MSDWCPI IV, L.P. Therefore, each of each of MS, MSDWCP IV, Inc. and MSDWCP IV, LLC may be deemed to have beneficial ownership of the 119,459 Shares held by MSDWCPI IV, L.P.

     In addition, MSDWCP IV, LLC is the general partner of Morgan Stanley Dean Witter Capital Partners IV, L.P. (“MSDWCP IV, L.P.”) and MSDW IV 892 Investors, L.P. (“MSDW IV 892, L.P.”). By virtue of a subadvisory arrangement, Metalmark Capital LLC (“Metalmark”) may be deemed to have sole power to vote or direct the vote and to dispose or direct the disposition of the Shares held by MSDWCP IV, L.P. and MSDW IV 892, L.P. In addition, under the subadvisory arrangement, MSDWCPI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any Shares owned directly by it on the same terms and conditions as MSDWCP IV, L.P. and MSDW IV 892, L.P. See the Report on Schedule 13D relating to the Shares, originally filed on August 3, 2004, as amended by Amendment No. 1 thereto filed on February 14, 2004, jointly filed on behalf of Metalmark, MSDWCP IV, L.P. and MSDW IV 892, L.P.

     MS is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

      (b) Percent of class:*

Morgan Stanley	1.7% of the Shares

Morgan Stanley Venture Capital III, Inc.	1.4% of the Shares

Morgan Stanley Venture Partners III, L.L.C.	1.4% of the Shares

Morgan Stanley Venture Partners III, L.P.	1.2% of the Shares

Morgan Stanley Venture Investors III, L.P.	0.1% of the Shares

The Morgan Stanley Venture Partners	0.1% of the Shares
Entrepreneur Fund, L.P.

MSDW Capital Partners IV, Inc.	0.4% of the Shares

MSDW Capital Partners IV, LLC	0.4% of the Shares

Morgan Stanley Dean Witter Capital Investors IV, L.P.	0.4% of the Shares

__________________

     * Based on the 32,058,963 Shares reported to be outstanding as of October 31, 2004 on the Form 10-Q filed with the SEC, for the quarter ended September 30, 2004.

(c) Number of shares as to which such person has:

	(i)	(ii)	(iii)	(iv)

	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition of	Shared power to dispose or to direct the disposition of

Morgan Stanley	0	554,668	0	554,668

Morgan Stanley Venture Capital III, Inc.	0	435,209	0	435,209

Morgan Stanley Venture Partners III, L.L.C.	0	435,209	0	435,209

Morgan Stanley Venture Partners III, L.P.	0	381,845	0	381,845

Morgan Stanley Venture Investors III, L.P.	0	36,668	0	36,668

The Morgan Stanley Venture
Partners Entrepreneur Fund, L.P.	0	16,696	0	16,696

MSDW Capital Partners IV, Inc.	0	119,459	0	119,459

MSDW Capital Partners IV, LLC	0	119,459	0	119,459

Morgan Stanley Dean Witter Capital
Investors IV, L.P.	0	119,459	0	119,459

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      By virtue of the subadvisory arrangement described in Item 4 of this statement, Metalmark may be deemed to have the sole power to direct the receipt of dividends declared on the Shares held by MSDWCP IV, L.P. and MSDW IV 892, L.P. and the proceeds from the sale of such Shares. See response to Item 4 above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable

Item 8. Identification and Classification of Members of the Group.

     Not applicable

Item 9. Notice of Dissolution of Group.

     Not applicable

Item 10. Certifications.

     Not applicable

SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005

MORGAN STANLEY

By:	/s/ Peter R. Vogelsang

	Name:	Peter R. Vogelsang
	Title:	Authorized Signatory

MORGAN STANLEY VENTURE CAPITAL III, INC.

By:	/s/ Debra Abramovitz

	Name:	Debra Abramovitz
	Title:	Executive Director

MORGAN STANLEY VENTURE PARTNERS III, L.L.C.

By:	Morgan Stanley Venture Capital III, Inc., as Institutional Managing Member

By:	/s/ Debra Abramovitz

	Name:	Debra Abramovitz
	Title:	Executive Director

MORGAN STANLEY VENTURE PARTNERS III, L.P.

By:		Morgan Stanley Venture Partners III, L.L.C.,
as General Partner
By:		Morgan Stanley Venture Capital III, Inc., as Institutional Managing Member of the General Partner

By:	/s/ Debra Abramovitz

	Name:	Debra Abramovitz
	Title:	Executive Director

MORGAN STANLEY VENTURE INVESTORS III, L.P.

By:	Morgan Stanley Venture Partners III, L.L.C.,
as General Partner
By:	Morgan Stanley Venture Capital III, Inc., as
Institutional Managing Member of the General Partner

By:	/s/ Debra Abramovitz

	Name:	Debra Abramovitz
	Title:	Executive Director

THE MORGAN STANLEY VENTURE PARTNERS ENTREPRENEUR FUND, L.P.

By:	Morgan Stanley Venture Partners III, L.L.C.,
as General Partner
By:	Morgan Stanley Venture Capital III, Inc., as
Institutional Managing Member of the General Partner

By:	/s/ Debra Abramovitz

	Name:	Debra Abramovitz
	Title:	Executive Director

MSDW CAPITAL PARTNERS IV, INC

By:	/s/ Pratish S. Patel

	Name:	Pratish S. Patel
	Title:	Vice President

MSDW CAPITAL PARTNERS IV, LLC

By:	MSDW Capital Partners IV, Inc., as
Institutional Managing Member

By:	/s/ Pratish S. Patel

	Name:	Pratish S. Patel
	Title:	Vice President

MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.

By:	MSDW Capital Partners IV, LLC, as General Partner
By:	MSDW Capital Partners IV, Inc., as Institutional Managing Member of the General Partner

By:	/s/ Pratish S. Patel

	Name:	Pratish S. Patel
	Title:	Vice President